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                                                                    EXHIBIT 99.1




Friday, May 26, 2000, 4:30 p.m. Eastern Daylight Time

Company Press Release

SOURCE: Interplay Entertainment Corp.

Interplay Reports Nasdaq Listing Qualifications Hearing

IRVINE, California, May 26, 2000 - Interplay Entertainment Corp. (NASDAQ: IPLY) today reported that it has been notified by Nasdaq that it does not meet certain criteria for future listing on the Nasdaq Stock Market's National Market. The Company believes it is in compliance with those criteria, and has appealed Nasdaq's determination to the Nasdaq Listing Qualifications Panel. A hearing before the Nasdaq Listing Qualifications Panel is currently scheduled for June 22, 2000. At the hearing the Company plans to provide information supporting its position that its common stock should continue to be listed on the Nasdaq Stock Market's National Market. Pending a determination by the Nasdaq Listing Qualifications Panel after the hearing is completed, Interplay's common stock will continue to trade on the Nasdaq Stock Market's National Market.

Interplay Entertainment Corp. is a leading developer, publisher and distributor of interactive entertainment software for both core gamers and the mass market. Interplay currently balances its development efforts by publishing for personal computers and current generation video game consoles. Interplay releases products through Interplay, Shiny Entertainment, Digital Mayhem, Black Isle Studios, 14 East, its distribution partners and its wholly owned subsidiary Interplay OEM, Inc. More comprehensive information on Interplay and its products is available through its worldwide web site at http://www.interplay.com.
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Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

This release contains forward-looking statements involving risks and uncertainties that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements. For example, there can be no assurance that the Company's current scheduled titles will ship in the projected time frame or that they will be as popular as the Company presently anticipates or that the Company will be able to increase the number of console titles it releases. Additional important factors that may cause a difference between projected and actual results for Interplay include, but are not limited to, future capital requirements, that equity or bank financing will be available on terms satisfactory to the company or at all, risks of loss of the Company's listing on the Nasdaq National Market, risks of delays in development and introduction of new products, dependence on new product introductions which achieve significant market acceptance and the uncertainties of consumer preferences, risks of product returns and markdown allowances, dependence on third party software developers for a significant portion of new products, risks of rapid technological change and platform change, intense competition, seasonality, risks of product defects and resulting returns, dependence upon licenses from third parties, risks associated with, dependence upon third party distribution, dependence upon key personnel and risks associated with international business, intellectual property disputes and other factors discussed in the Company's filings from time to time with the Securities Exchange Commission,, including but not limited to the Company's annual reports on Form 10K and the Company's subsequent quarterly filings on Form 10Q. Interplay disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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